CERTIFICATE OF FORMATION

                                       OF

                       Mercantile Capital Growth Fund LLC


      The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

      FIRST: The name of the limited liability company is Mercantile Capital Growth Fund LLC (the "Company").

      SECOND: The Company's registered office in the State of Delaware is located at 615 South DuPont Highway, Dover, Delaware 19910. The registered agent of the Company for service of process is National Corporate Research, Ltd.

      THIRD: The nature of the business to be conducted by, and the purposes of, the Company is to engage in any lawful act or activity for which a Limited Liability company may be organized under the Delaware Limited Liability Company Act.

      FOURTH: No member of the Company may bind the Company except in accordance with the Company agreement of the Company as in effect from time to time.

      FIFTH: The Company shall indemnify and hold harmless each member, each manager and each officer of the Company, to the fullest extent permitted by law.

      Executed on May 6, 2002.

                                       MERCANTILE CAPITAL GROWTH FUND LLC

                                       By:   Mercantile Capital Advisors, Inc.,
                                             Managing Member


                                             /s/ John J. Pileggi
                                             -------------------
                                             John J. Pileggi
                                             Authorized Person